Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS SECOND QUARTER 2015 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – August 6, 2015 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq: SFM) today reported results for its 13-week second quarter ended June 28, 2015.

Second Quarter Highlights:

•	Net sales of $902.2 million; a 21% increase from the same period in 2014

•	Comparable store sales growth of 5.1% and two-year comparable store sales growth of 14.6%

•	Net income of $31.3 million and diluted earnings per share of $0.20

•	Adjusted net income of $35.0 million; a 16% increase from the same period in 2014

•	Adjusted diluted earnings per share of $0.22; a 10% increase from the same period in 2014

•	Adjusted EBITDA of $77.6 million; a 12% increase from the same period in 2014

•	New $450 million revolving credit facility; $160 million outstanding after $100 million voluntary pay down

“Sprouts’ healthy products at affordable prices continue to appeal to a broad base of customers. Our focus on driving top-line revenue resulted in solid sales growth, including strong new store performance,” said Doug Sanders, president and chief executive officer of Sprouts Farmers Market. “With a store count of 212 stores today and our planned 14% annual unit growth going forward, we continue to focus on our tremendous growth opportunities in existing markets and new markets like Tennessee, and remain confident in our long-term target of 1,200 stores across the country.”

In order to aid understanding of the Company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted earnings per share and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release. Where applicable, results are first presented on a GAAP basis and then on an adjusted basis.

Second Quarter 2015 Financial Results

Net sales for the second quarter of 2015 were $902.2 million, a 21% increase compared to the same period in 2014. Net sales growth was driven by strong performance in new stores opened and a 5.1% increase in comparable store sales.

Gross profit for the quarter increased 18% to $263.6 million, resulting in a gross profit margin of 29.2% of sales, a decrease of 90 basis points compared to the same period in 2014. This was primarily driven by the impact of continued price investments in certain categories, partially offset by leverage in buying costs.

Direct store expense (“DSE”) as a percentage of sales for the quarter increased 50 basis points to 19.7% compared to the same period in 2014. This was the result of higher labor costs and depreciation primarily driven by a greater number of new stores open for less than twelve months in 2015 as compared to 2014 and increased utilization of medical benefits, partially offset by leverage in labor and store operating costs at pre-2014 vintages.

Selling, general and administrative expenses (“SG&A”) as a percentage of sales for the quarter decreased 50 basis points to 2.6%, compared to the same period in 2014. This improvement was primarily driven by lower bonus expense partially offset by increased advertising costs for new stores.

Net income for the quarter was $31.3 million, or diluted earnings per share of $0.20, up $1.2 million from the same period in 2014. Net income for the quarter included $5.5 million pre-tax loss on extinguishment of debt, $0.3 million of pre-tax store closure and exit costs and $0.1 million of pre-tax loss on disposal of assets. Net income for the second quarter of 2014 included $0.3 million of pre-tax loss on disposal of assets and $0.2 million pre-tax store closure and exit costs benefit. Excluding these items, adjusted net income for the quarter increased 16% to $35.0 million, compared to $30.2 million for the same period in 2014, and adjusted EBITDA totaled $77.6 million, up $8.5 million, or 12%, from the same period in 2014. These increases were driven by higher sales and the benefit from lower interest expense due to a voluntary pay-down on our revolver and a more favorable interest rate from our April 2015 refinancing. Adjusted diluted earnings per share was $0.22, a 10% increase from adjusted diluted earnings per share of $0.20 for the same period in 2014.

Fiscal Year-to-Date Financial Results

For the 26-week period ended June 28, 2015, net sales were $1.8 billion, or a 20% increase compared to the same period in 2014. Growth was driven by a 4.9% increase in comparable store sales and strong performance in new stores opened. Net income was $68.8 million, up $4.9 million from the same period in 2014. Net income year-to-date included $5.5 million pre-tax loss on extinguishment of debt; $1.5 million pre-tax store closure and exit costs; $0.3 million pre-tax secondary offering expenses; and $0.3 million pre-tax loss on disposal of assets. Net income for the first half of 2014 included $1.4 million pre-tax secondary offering expenses; $1.0 million pre-tax loss on disposal of assets; and $0.3 million pre-tax store closure and exit costs. Excluding these items, adjusted net income increased 12% to $73.6 million compared to $65.6 million in the same period in 2014. Adjusted EBITDA totaled $161.9 million, up $15.3 million or 11% from the same period in 2014. Adjusted diluted earnings per share was $0.47, a 9% increase from adjusted diluted earnings per share of $0.43 from the same period in 2014.

Growth and Development

During the second quarter of 2015, the Company opened eight new stores: one each in Alabama, Arizona, California, Colorado, Georgia, Oklahoma, Missouri and its first store in Tennessee. Four additional stores have been opened in the third quarter to date, bringing 2015 new store openings to 22, for a total of 212 stores in 13 states as of August 6, 2015. The Company expects to open a total of 27 stores in 2015.

Leverage and Liquidity

The Company generated cash from operations of $120.9 million year-to-date through June 28, 2015 and invested $60.5 million in capital expenditures net of landlord reimbursement, primarily for new stores.

During the second quarter, the Company completed a new five-year, $450 million revolving credit facility to replace its existing term loan and revolving credit facility. The Company utilized the initial drawing of $260 million under the new credit facility to pay off its existing $258 million term loan and transaction costs associated with the refinancing. As a result of this transaction, the Company recorded a loss on extinguishment of debt totaling $5.5 million related to the write-off of deferred financing costs and issue discount.

During the second quarter the Company voluntarily paid down $100 million of outstanding debt resulting in a balance on its revolving credit facility of $160 million, $2.5 million of letters of credit outstanding under the facility, and $97.3 million in cash and cash equivalents as of June 28, 2015.

2015 Outlook

The Company notes that fiscal year 2015 will be a 53-week year, with the extra week falling in the fourth quarter. The Company estimates the impact on earnings from the 53rd week to be approximately $0.02 per diluted share. The following provides information on the Company’s guidance for 2015:

Q3 2015 Guidance
Comparable store sales growth	4% to 5%
Two-year combined comparable store sales growth	13% to 14%

Full-year 2015 53-Week Guidance
Net sales growth(1)	19% to 21%
Unit growth	27 new stores
Comparable store sales growth (2)	4% to 5%
Adjusted EBITDA growth	10% to 12%
Adjusted net income growth	13% to 15%
Adjusted diluted earnings per share (3)	$0.80 to $0.82
Capital expenditures	$100M - $110M
(net of landlord reimbursements)

The Company’s adjusted diluted earnings per share, adjusted net income and adjusted EBITDA guidance for the year do not include charges and costs which are expected to be similar to those charges and costs excluded from adjusted diluted earnings per share, adjusted net income and adjusted EBITDA in prior periods. Please see the explanation and reconciliation of these non-GAAP measures to the comparable GAAP measures for the thirteen and twenty-six weeks ended June 28, 2015 and June 29, 2014 in the tables included below.

(1)	On a 52-week to 52-week basis the Company expects total sales growth of 17% to 19%.
(2)	Comparable store sales growth is on an equal 52-week to 52-week basis.
(3)	Based on a weighted average share count of approximately 156 million shares for 2015.

Second Quarter Conference Call

The Company will hold a conference call at 2 p.m. Pacific Daylight Time (5 p.m. Eastern Daylight Time) on Thursday, August 6, 2015, during which Sprouts’ executives will further discuss the Company’s second quarter 2015 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at http://investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481

•	International Participants: Dial +1-408-337-0130

•	Conference ID: 82688819

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 82688819.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable. These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management. See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” or “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding planned unit growth and long-term unit target and the Company’s guidance and outlook for 2015. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the Company’s ability to successfully compete in its intensely competitive industry; the Company’s ability to successfully open new stores; the Company’s ability to manage its rapid growth; the Company’s ability to maintain or improve its operating margins; the Company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including, without limitation, the Company’s Annual Report on Form 10-K. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 20,000 team members and operates more than 200 stores in thirteen states. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$902,153	$743,810	$1,759,659	$1,466,416
Cost of sales, buying and occupancy	638,514	519,762	1,238,227	1,018,509

Gross profit	263,639	224,048	521,432	447,907
Direct store expenses	177,381	143,155	340,571	281,386
Selling, general and administrative expenses	23,390	23,100	47,417	45,579
Store pre-opening costs	2,507	2,420	5,280	3,367
Store closure and exit costs	315	(200)	1,544	333

Income from operations	60,046	55,573	126,620	117,242
Interest expense	(4,437)	(6,520)	(10,305)	(12,987)
Other income	112	100	174	196
Loss on extinguishment of debt	(5,481)	—	(5,481)	—

Income before income taxes	50,240	49,153	111,008	104,451
Income tax provision	(18,918)	(19,002)	(42,219)	(40,567)

Net income	$31,322	$30,151	$68,789	$63,884

Net income per share:
Basic	$0.20	$0.20	$0.45	$0.43
Diluted	$0.20	$0.20	$0.44	$0.42
Weighted average shares outstanding:
Basic	153,393	149,681	152,814	148,720
Diluted	155,949	154,039	155,728	153,670

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	June 28, 2015	December 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$97,258	$130,513
Accounts receivable, net	18,722	14,091
Inventories	158,179	142,793
Prepaid expenses and other current assets	9,035	11,152
Deferred income tax asset	34,898	35,580

Total current assets	318,092	334,129
Property and equipment, net of accumulated depreciation	474,949	454,889
Intangible assets, net of accumulated amortization	193,530	194,176
Goodwill	368,078	368,078
Other assets	24,654	17,801

Total assets	$1,379,303	$1,369,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$138,032	$112,877
Accrued salaries and benefits	21,994	29,687
Other accrued liabilities	39,348	41,394
Current portion of capital and financing lease obligations	9,442	29,136
Current portion of long-term debt	—	7,746

Total current liabilities	208,816	220,840
Long-term capital and financing lease obligations	119,271	121,562
Long-term debt	160,000	248,611
Other long-term liabilities	89,804	74,071
Deferred income tax liability	19,538	18,600

Total liabilities	597,429	683,684

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 153,565,809 and 151,833,334 shares issued and outstanding, June 28, 2015 and December 28, 2014, respectively	154	152
Additional paid-in capital	570,742	543,048
Retained earnings	210,978	142,189

Total stockholders’ equity	781,874	685,389

Total liabilities and stockholders’ equity	$1,379,303	$1,369,073

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014
Cash flows from operating activities
Net income	$68,789	$63,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	32,816	26,071
Accretion of asset retirement obligation and closed facility reserve	178	83
Amortization of financing fees and debt issuance costs	501	785
Loss on disposal of property and equipment	405	994
Equity-based compensation	2,434	2,995
Loss on extinguishment of debt	5,481	—
Deferred income taxes	1,620	11,025
Changes in operating assets and liabilities:
Accounts receivable	(4,874)	(1,860)
Inventories	(15,386)	(16,399)
Prepaid expenses and other current assets	2,220	5,524
Other assets	(6,149)	(636)
Accounts payable	26,527	34,012
Accrued salaries and benefits	(7,694)	859
Other accrued liabilities and income taxes payable	(2,079)	594
Other long-term liabilities	16,151	9,958

Net cash provided by operating activities	120,940	137,889

Cash flows from investing activities
Purchases of property and equipment	(74,541)	(57,793)
Proceeds from sale of property and equipment	2	115

Net cash used in investing activities	(74,539)	(57,678)

Cash flows from financing activities
Proceeds from revolving credit facility	260,000	—
Payments on revolving credit facility	(100,000)	—
Payments on term loan	(261,250)	(3,500)
Payments on capital lease obligations	(316)	(244)
Payments on financing lease obligations	(1,700)	(1,423)
Payments of deferred financing costs	(1,896)	—
Cash from landlords related to financing lease obligations	—	577
Excess tax benefit for exercise of stock options	19,288	26,214
Proceeds from the exercise of stock options	6,218	4,786

Net cash (used in) provided by financing activities	(79,656)	26,410

Net (decrease) increase in cash and cash equivalents	(33,255)	106,621
Cash and cash equivalents at beginning of the period	130,513	77,652

Cash and cash equivalents at the end of the period	$97,258	$184,273

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has presented adjusted net income, adjusted earnings per share and adjusted EBITDA. These measures are not in accordance with, and are not intended as an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company, and they are a component of incentive compensation. The Company defines adjusted net income as net income excluding store closure and exit costs, gain and losses from disposal of assets, expenses incurred by the Company in its secondary public offerings and employment taxes paid by the Company in connection with options exercised in those offerings (“Public Offering Expenses”), the loss on extinguishment of debt and the related tax impact of those adjustments. The Company defines adjusted basic and diluted earnings per share as adjusted net income divided by the weighted average basic and diluted shares outstanding. The Company defines EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, and defines adjusted EBITDA as EBITDA excluding store closure and exit costs, gains and losses from disposal of assets, Public Offering Expenses and the loss on extinguishment of debt.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of the Company’s business, or as a measure of cash that will be available to meet the Company’s obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted net income and adjusted EBITDA to net income, and adjusted earnings per share to net income per share, for the thirteen and twenty-six weeks ended June 28, 2015 and June 29, 2014:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net income	$31,322	$30,151	$68,789	$63,884
Income tax provision	18,918	19,002	42,219	40,567

Net income before income taxes	50,240	49,153	111,008	104,451
Store closure and exit costs (a)	315	(200)	1,544	333
Loss on disposal of assets (b)	133	267	405	994
Secondary offering expenses including employment taxes on options exercises (c)	—	42	335	1,446
Loss on extinguishment of debt (d)	5,481	—	5,481	—
Adjusted income tax provision (e)	(21,151)	(19,044)	(45,172)	(41,644)

Adjusted net income	35,018	30,218	73,601	65,580
Interest expense, net	4,434	6,520	10,297	12,987
Adjusted income tax provision (e)	21,151	19,044	45,172	41,644

Adjusted earnings before interest and taxes (EBIT)	60,603	55,782	129,070	120,211
Depreciation, amortization and accretion	16,966	13,322	32,840	26,357

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$77,569	$69,104	$161,910	$146,568

Adjusted Net Income Per Share
Net income per share—basic	$0.20	$0.20	$0.45	$0.43
Per share impact of net income adjustments	$0.03	$—	$0.03	$0.01

Adjusted net income per share—basic	$0.23	$0.20	$0.48	$0.44

Net income per share—diluted	$0.20	$0.20	$0.44	$0.42
Per share impact of net income adjustments	$0.02	$—	$0.03	$0.01

Adjusted net income per share—diluted	$0.22	$0.20	$0.47	$0.43

(a)	Store closure and exit costs represents reserves established for closed stores and facilities, adjustments to those reserves for changes in expectations for sublease or actual subleases or settlements with landlords. Ongoing expenses related to the closed facilities are also included. The Company excludes store closure and exit costs from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.
(b)	Loss on disposal of assets represents the losses recorded in connection with the disposal of property and equipment. The Company excludes losses on disposals of assets from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.
(c)	Secondary offering expenses including employment taxes on options exercises represents expenses the Company incurred in its secondary public offerings and employment taxes paid by the Company in connection with options exercised in those offerings. The Company has excluded these items from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.
(d)	Loss on extinguishment of debt represents expenses the Company recorded in connection with its April 2015 refinancing, including write-off of deferred financing costs and original issue discounts associated with the former credit agreement. The Company has excluded this item from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.
(e)	Adjusted income tax provision for all periods presented represents the income tax provision plus the tax effect of the adjustments described in notes (a) through (d) above based on statutory tax rates for the period. The Company has excluded these items from its adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

8/6/15